Exhibit 11.1

July 15, 2026

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 12, 2026, relating to the consolidated financial statements of UC Asset LP as of December 31, 2025 and 2024, and for the fiscal years then ended.

We also consent to the inclusion in this Offering Statement on Form 1-A of our report dated July 14, 2026, relating to the financial statements of AZO Properties, LLC as of March 31, 2025 and December 31, 2024, and for the three-month period ended March 31, 2025 and the fiscal year ended December 31, 2024.

Yours truly

/s/ Robert L. Adams Jr CPA
Robert L. Adams Jr CPA
MI License: 1101021308